Filed Pursuant to Rule 424(b)(3)

Registration No. 333-250964

PROSPECTUS SUPPLEMENT NO. 9

(to prospectus dated March 25, 2021)

Up to 42,437,330 Shares of Common Stock

166,333 Warrants to Purchase Common Stock

This prospectus supplement no. 9 (this “prospectus supplement”) amends and supplements the prospectus dated March 25, 2021 (as supplemented or amended from time to time, the “Prospectus”) which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-250964). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 21, 2021 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on The Nasdaq Capital Market under the symbol “CERE.” On September 20, 2021, the closing price of our common stock was $37.46 per share.

Investing in our securities involves risks that are described in the “ Risk Factors ” section beginning on page 10 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 21, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 20, 2021

CEREVEL THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39311	85-3911080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Jacobs Street, Suite 200

Cambridge, MA 02141

(Address of principal executive offices, including zip code)

(844) 304-2048

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CERE	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2021, Cerevel Therapeutics Holdings, Inc. (the “Company”) announced the departure of Kathy Yi, Chief Financial Officer. Ms. Yi has stepped down from her role as “principal financial officer” of the Company, effective September 20, 2021, and her last day with the Company will be November 15, 2021 (the “Separation Date”). Ms. Yi is leaving the Company to pursue other personal and professional interests.

In connection with her departure from the Company, Cerevel Therapeutics, LLC, the Company’s wholly-owned subsidiary, and Ms. Yi entered into a Separation Agreement and General Release (the “Separation Agreement”) that specifies the terms of her departure from the Company and the benefits she is eligible to receive. Subject to her compliance with the Separation Agreement, Ms. Yi will receive salary continuation for a period of six months following the Separation Date, her pro-rated target-level bonus for 2021, and 12 months of continuing healthcare benefits following the Separation Date. In addition, under the Separation Agreement, Ms. Yi provided a general waiver and release of claims against the Company and is subject to certain restrictive covenants, including confidentiality, non-competition, non-solicitation and non-disparagement.

The foregoing description of the Separation Agreement is not complete and is subject to and qualified in its entirety by the terms of the Separation Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2021.

On September 20, 2021, the Board of Directors of the Company appointed Mark Bodenrader as the interim Chief Financial Officer and “principal financial officer” of the Company, effective as of September 20, 2021. Mr. Bodenrader currently serves as the Vice President, Finance and Chief Accounting Officer of the Company and will continue in those roles while serving as the “principal financial officer” of the Company. Mr. Bodenrader’s biographical information is available in the Company’s prior filings with the Securities and Exchange Commission, including its Definitive Proxy Statement filed on April 28, 2021.

Item 7.01	Regulation FD Disclosure.

On September 21, 2021, the Company issued a press release announcing the departure of Ms. Yi as Chief Financial Officer and the appointment of Mr. Bodenrader as interim Chief Financial Officer and principal financial officer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

The information contained in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release issued by Cerevel Therapeutics Holdings, Inc. on September 21, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEREVEL THERAPEUTICS HOLDINGS, INC.

By:	/s/ Scott Akamine
Name:	Scott Akamine
Title:	Chief Legal Officer

Date: September 21, 2021

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